EXHIBIT (18)





                            WINTHROP FOCUS FUNDS

                    Plan for Multiple Classes of Shares
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          THIS PLAN, as it may be amended from time to time, sets forth the separate arrangement and expense allocation of each class of shares of each series of Winthrop Focus Funds, a Massachusetts Business Trust (the "Trust"). The Plan has been adopted pursuant to Rule 18f-3(d) under the Investment Company Act of 1940, as amended (the "Act"), by a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust within the meaning of Section 2(a)(19) of the Act ("Independent Trustees"). Any material amendment to this plan is subject to the prior approval of the Trustees, including a majority of the Independent Trustees.

1.   General
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     A.   Any series of the Trust (a "Series") may issue more than one class of shares of beneficial interest (each, a "Class"), provided that each Class --

          i. Shall have a different arrangement for shareholder services or the distribution of securities or both, and shall pay all of the expenses of that arrangement;

          ii. May pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Series' assets, if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes of the same Series (" Other Class Expenses");

          iii. May pay a different advisory fee to the extent that any difference in amount paid is the result of the application of the same performance fee provisions in the advisory contract of the Fund or Series to the different investment performance of each Class;

          iv. Shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement;



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          v.   Shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class; and

          vi. Shall have in all other respects the same rights and obligations as each other Class of the Series.

     B. Other Class Expenses may include only (i) transfer agency fees attributable to a specific Class; (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific Class; (iii) blue sky registration fees incurred by a Class; (iv) registration fees of the Securities and Exchange Commission (the "Commission") incurred by a Class; (v) the expenses of administrative personnel and services as required to support the shareholders of a specific Class; (vi) litigation or other legal expenses relating solely to one Class; and (vii) Trustees' fees incurred as a result of issues relating to one Class.

     C. Income, realized and unrealized capital gains and losses, and expenses of a Series not allocated to a particular Class shall be allocated to each Class of that Series on the basis of the net asset value of the Class in relation to the net asset value of the Series.

     D. On an ongoing basis, the Trustees, pursuant to their fiduciary responsibilities under the Act and otherwise, will monitor each Series for the existence of any material conflicts among the interests of its several Classes. The Trustees, including a majority of the Independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. Wood, Struthers & Winthrop Management Corp. (the "Adviser") and Donaldson, Lufkin & Jenrette Securities Corporation (the "Distributor") will be responsible for reporting any potential or existing conflicts to the Trustees. If a conflict arises, the Adviser and the Distributor will be responsible at their own costs for remedying such conflict by appropriate steps up to and including the establishment of a new registered management investment company.



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     E.   The Trust's plans adopted under Rule 12b-1 under the Act (the
          "Rule 12b-1 Plan") provide that the Trustees will receive quarterly and annual statements complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only distribution expenditures properly attributable to the sale of a Class will be used to support the Rule 12b-1 fee charged to shareholders of such Class. Expenditures not related to the sale of a specific Class will not be presented to the Trustees to support Rule 12b-1 fees charged to shareholders of such Class. The statements, including the allocations upon which they are based, will be subject to the review and approval of the Independent Trustees in the exercise of their fiduciary duties.

     F. Dividends paid by a Series with respect to each Class, to the extent any dividends are paid, will be calculated in the same manner, at the same time and on the same day and will be in the same amount, except that fee payments made under the Rule 12b-1 Plan relating to the Classes will be borne exclusively by each Class and except that any Class Expenses may be borne by the applicable Class.

     G. For purposes of expressing an opinion on the financial statements of the Fund, the methodology and procedures for calculating the net asset value and dividends/distributions of the Fund's several classes and the proper allocation of income and expenses among such classes will be examined annually by the Fund's independent auditors who, in performing such examination, shall consider the factors set forth in the relevant auditing standards adopted from time to time by the American Institute of Certified Public Accountants.

     H. Each Series may be offered with an exchange privilege providing that the securities of a class may be exchanged for certain securities of another Series or another fund advised by the trust's investment adviser or whose securities are distributed by the Trust's distributor or otherwise.

     I. Each Series may be offered with a conversion feature providing that the shares of one class (the "Purchase Class") will be exchanged automatically for shares of another class (the



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          "Target Class") after a specified period of time, provided that,
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          such conversion will be effected on the basis of relative net asset values of the two classes without the imposition of any sales load, fee or other charge and that the expenses of the Target Class, including payments authorized under a Rule 12b-1 plan, are not higher than the expenses of the Purchase Class, including payments authorized under a Rule 12b-1 plan; and, if the amount of expenses of the Target Class, including payments under a Rule 12b-1 plan, are increased materially without approval of the shareholders of the Purchase Class, the Trust will establish a new Target Class for the Purchase Class on the same terms as applied to the Target Class before the increase.

     J. Each Series may offer a conversion feature providing that shares of a class in which an investor is no longer eligible to participate may be converted to shares of a class in which such investor is eligible to participate provided that such investor
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          is given notice of the proposed conversion either at the time of purchase or subsequently and the conversion is effected on the basis of the relative net asset values of the two classes without the imposition of a sales load, fees or other charge.

2.   Terms of the Classes
     --------------------

     A. Each Series currently intends to offer three classes of shares (each, a "Class") but reserves the right to issue additional classes. Each Series' Class A shares are offered subject to a front-end sales load of up to 4.75% of the offering price, a management fee as described in the Prospectus, and a Rule 12b-1 fee of .30 of 1% per year of the average daily net assets of the Class A shares of such Series consisting of (i) an asset-based sales charge of .05 of 1% per year of the average daily net assets of the Class A shares of such Series and (ii) a service fee of .25 of 1% per year of the average daily net assets of the Class A shares of such Series. In addition, Class A shares issued as a result of the conversion of Class O shares of such Series shall be subject to a contingent deferred sales charge at the same rate and for the same periods of time as if such Class O shares had not converted to Class A shares. Each Series' Class B shares are offered subject to a contingent deferred sales charge of



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          4% if redeemed within 1 year after purchase, 3% if redeemed more than 1 year but less than 2 years of purchase, 2% if redeemed more than 2 years but less than 3 years after purchase, and 1% if redeemed more than 3 years but less than 4 years after purchase and 0% if redeemed more than 4 years after purchase. Each Series' Class B shares are subject to a management fee as described in the Prospectus and a Rule 12b-1 fee at an annual rate of 1.00% per year of the average daily net assets of the Class B shares of such Series consisting of (i) an asset-based sales charge of .75 of 1% per year of the average daily net assets of the Class B shares of such Series and (ii) a service fee of .25 of 1% per year of the average daily net assets of the Class B shares of such Series.

     B. Except for shares acquired through reinvestment of dividends, each Series' Class B shares held for 8 years after purchase will be automatically converted into Class A shares of such Series.

     C. Class O shares of each Series outstanding on the date of the commencement of the offering of Class A shares shall be automatically convertible into Class A shares of such Series upon the commencement of offering of Class A shares, as described in the Prospectus.

     D. Shares of one Class of a Series can be converted to another Class of the same Series or exchanged for shares of the same class of Alliance Government Reserves of Alliance Municipal Trust or for shares of the same class of Winthrop Opportunity Funds, where legally permissible and as described in the Prospectus.


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